EXHIBIT 99.1

                                  NEWS RELEASE

                                                   Investor Relations Contacts:
                               Susan Spratlen or Chris Paulsen   (972) 444-9001


                      Pioneer Establishes New $300 Million
                            Share Repurchase Program

Dallas, Texas, January 27, 2005 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that its board of directors has approved a new share repurchase program authorizing the purchase of up to $300 million of its common stock which is approximately 6% of its current market capitalization. Pioneer also announced that it completed $92 million in share repurchases during 2004, buying back 2.8 million shares or approximately 2% of the shares outstanding. Pioneer's board of directors has cancelled the authorization remaining on the prior program.

"Based on yesterday's closing stock price and our year-end proved reserve estimates considering the impact of the volumetric production payments that we announced this morning, we're essentially buying our own proved reserves at approximately $7.16 per BOE, well below the industry average finding and acquisition cost. This very low-risk value play offers a direct means to provide competitive returns for shareholders while also increasing the development and exploration upside represented by each share that remains outstanding," stated Scott Sheffield, Chairman and CEO.

Rich Dealy, Executive Vice President and CFO, continued, "With the proceeds from the volumetric production payments, we've exceeded our $600 million debt reduction target. These proceeds combined with those we anticipate from potential Canadian divestitures and the significant forecasted excess cash flow are expected to add more than $1 billion of financial flexibility this year."

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Argentina, Canada, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.




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